Exhibit 99.01

Cadence Elects Young K. Sohn to Board of Directors

Donald L. Lucas to retire from Cadence Board

SAN JOSE, Calif. – February 12, 2013 – Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the election of Young K. Sohn, president and chief strategy officer of Samsung Electronics, to its board of directors. Mr. Sohn brings substantial industry, financial, operational and governance expertise to Cadence through his experience in executive leadership at leading semiconductor firms and advisory roles in investment firms. The Company also announced the retirement of Donald L. Lucas from the board.

“We are pleased and honored to have Young Sohn join our board,” said John B. Shoven, Ph.D., Cadence’s chairman of the board of directors. “Cadence is committed to continuing its leadership role in the development of the next generation of electronics. Young’s broad industry experience and business expertise will be valuable in helping Cadence deliver on this commitment as our customers develop increasingly complex systems based on advanced semiconductors.”

In addition to his position at Samsung Electronics, Sohn also serves as a senior advisor at Silver Lake, a private investment firm, and Inphi Corporation. He previously served as president and chief executive officer of Inphi Corporation from August 2007 to February 2012, and as a director of Inphi Corporation from July 2007 to February 2012. Prior to joining Inphi, Sohn served as president of Agilent Technologies, Inc.’s Semiconductor Group from August 2003 until his retirement in March 2005, as chief executive officer of Oak Technology, Inc. from 1999 until it was acquired by Zoran Corporation in August 2003, and in executive positions at Quantum Corporation from 1992 to 1999, including as co-president and general manager.

Sohn also serves on the board of directors of Cymer, Inc., and he is on the North American Executive Board for the MIT Sloan School of Management.

Donald L. Lucas, who has served as a director of Cadence since the company was formed in 1988 and served as chairman of the board from 1988 to 2004, announced his retirement from the board, effective immediately.

“Don Lucas has played a foundational role in the creation and successful growth of Cadence over more than twenty five years,” said Dr. Shoven. “We are very grateful to him for his vision and leadership and years of service to Cadence and wish him well in his retirement.”

About Cadence

Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:

Investors and Shareholders

Alan Lindstrom

Cadence Design Systems, Inc.

408-944-7100

investor_relations@cadence.com

Media and Industry Analysts

Anna del Rosario

Cadence Design Systems, Inc.

(408)944-7355

annadr@cadence.com

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